UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. _1_)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Memory Pharmaceuticals Corp

(Name of Issuer)

Common Stock

(Title of Class of Securities)

58606R403

(CUSIP Number)

December 31, 2007

(Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[X]

Rule 13d-1(c)

[   ]

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58606R403	13G	Page 2 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta California Partners II, L.P.
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	90,956 (a)

	(6) Shared Voting Power	-0-

	(7) Sole Dispositive Power	90,956 (a)
	(8) Shared Dispositive Power	-0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 90,956 (a) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.12% (b) EXIT FILING
(12) Type Of Reporting Person PN

(a)   Alta California Partners II, L.P. (“ACPII”) has sole voting and dispositive control over 90,956 shares of warrant to purchase common stock (“Common Stock”) of Memory Pharmaceuticals Corp. (the “Issuer”), except that Alta California Management Partners II, LLC (“ACMPII”), the general partner of ACPII, and Jean Deleage (“Deleage”), and Guy Nohra (“Nohra”) and Daniel Janney (“Janney”), and Garrett Gruener (“Gruener”), and Alix Marduel (“Marduel”), managing directors of ACMPII, may be deemed to share the right to direct the voting and dispositive control over such stock.  Additional information about ACPII is set forth in Attachment A hereto.

(b) The percentage set forth in row (11) is based on an aggregate of 72,642,381 shares of Common Stock outstanding, as disclosed in the Issuer’s form 10-Q filed with the SEC on November 14, 2007.

CUSIP No. 58606R403	13G	Page 3 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta California Management Partners II, LLC
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	90,956 (c)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	90,956 (c)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 90,956 (c) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.12% (b) EXIT FILING
(12) Type Of Reporting Person OO

(c)   ACMPII shares voting and dispositive power over the 90,956 shares of warrant to purchase Common Stock beneficially owned by ACPII.

CUSIP No. 58606R403	13G	Page 4 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta Embarcadero Partners II, LLC
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization California

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	1,149 (d)

	(6) Shared Voting Power	-0-

	(7) Sole Dispositive Power	1,149 (d)
	(8) Shared Dispositive Power	-0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,149 (d) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.00% (b) EXIT FILING
(12) Type Of Reporting Person OO

(d)   Alta Embarcadero Partners II, LLC (“AEPII”) has sole voting and dispositive control over 1,149 shares of warrant to purchase Common Stock, except that Deleage, Nohra, Marduel, and Gruener, members of AEPII, may be deemed to share the right to direct the voting and dispositive control over such stock.

CUSIP No. 58606R403	13G	Page 5 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta California Partners II, L.P. – New Pool
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	184,210 (e)

	(6) Shared Voting Power	-0-

	(7) Sole Dispositive Power	184,210 (e)
	(8) Shared Dispositive Power	-0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 184,210 (e) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.25% (b) EXIT FILING
(12) Type Of Reporting Person PN

(e)   Alta California Partners II, L. P. – New Pool (“ACPII-NP”) has sole voting and dispositive control over 184,210 shares of warrant to purchase Common Stock, except that Alta California Management Partners II – New Pool, LLC (“ACMPII-NP”), the general partner of ACPII-NP, Deleage, Nohra, Janney, Gruener, and Marduel, managing directors of ACMPII-NP, may be deemed to share the right to direct the voting and dispositive control over such stock.

CUSIP No. 58606R403	13G	Page 6 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta California Management Partners II, LLC – New Pool
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	184,210 (f)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	184,210 (f)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 184,210 (f) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.25% (b) EXIT FILING
(12) Type Of Reporting Person OO

(f)   ACMPII-NP shares voting and dispositive power over the 184,210 shares of warrant to purchase Common Stock beneficially owned by ACPII-NP.

CUSIP No. 58606R403	13G	Page 7 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta BioPharma Partners III, L.P.
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	1,548,429 (g)

	(6) Shared Voting Power	-0-

	(7) Sole Dispositive Power	1,548,429 (g)
	(8) Shared Dispositive Power	-0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,548,429 (g) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.12% (b) EXIT FILING
(12) Type Of Reporting Person PN

(g)   Alta BioPharma Partners III, L. P. (“ABPIII”) has sole voting and dispositive control over 1,548,429 shares of Common Stock, except that Alta BioPharma Management Partners III, LLC (“ABMPIII”), the general partner of ABPIII, Deleage, Farah Champsi (“Champsi”), Edward Penhoet (“Penhoet”), Edward Hurwitz (“Hurwitz”), and Marduel, directors of ABMPIII, may be deemed to share the right to direct the voting and dispositive control over such stock.

CUSIP No. 58606R403	13G	Page 8 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta BioPharma Partners III, GmbH & Co. Beteiligungs KG.
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Germany

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	103,991 (h)

	(6) Shared Voting Power	-0-

	(7) Sole Dispositive Power	103,991 (h)
	(8) Shared Dispositive Power	-0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 103,991 (h) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.14% (b) EXIT FILING
(12) Type Of Reporting Person CO

(h)   Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”) has sole voting and dispositive control over 103,991 shares of Common Stock, except that Alta BioPharma Management Partners III, LLC (“ABMIII”), the managing limited partner of ABPIIIKG, Deleage, Farah Champsi (“Champsi”), Edward Penhoet (“Penhoet”), Edward Hurwitz (“Hurwitz”), and Marduel, directors of ABMPIII, may be deemed to share the right to direct the voting and dispositive control over such stock.

CUSIP No. 58606R403	13G	Page 9 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta BioPharma Management III, LLC
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	1,652,420 (i)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	1,652,420 (i)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,652,420 (i) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.27% (b) EXIT FILING
(12) Type Of Reporting Person OO

(i)   ABMIII shares voting and dispositive power over the 1,548,429 shares of Common Stock beneficially owned by ABPIII and the 103,991 shares of Common Stock beneficially owned by ABPIIIKG.

CUSIP No. 58606R403	13G	Page 10 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alta Embarcadero BioPharma Partners III, LLC
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization California

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	38,160 (j)

	(6) Shared Voting Power	-0-

	(7) Sole Dispositive Power	38,160 (j)
	(8) Shared Dispositive Power	-0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 38,160 (j) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.05% (b) EXIT FILING
(12) Type Of Reporting Person OO

(j)   Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”) has sole voting and dispositive control over 38,160 shares of Common Stock, except that Deleage, Champsi, Penhoet, Hurwitz, and Marduel, managers of AEBPIII, may be deemed to share the right to direct the voting and dispositive control over such stock.

CUSIP No. 58606R403	13G	Page 11 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Jean Deleage
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	1,966,895 (k)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	1,966,895 (k)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,966,895 (k) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.70% (b) EXIT FILING
(12) Type Of Reporting Person IN

(k) Deleage shares voting and dispositive control over the 90,956 shares of warrant to purchase Common Stock beneficially owned by ACPII, the 1,149 shares of warrant to purchase Common Stock beneficially owned by AEPII, the 184,210 shares of warrant to purchase Common Stock beneficially owned by ACPIINP, the 1,548,429 shares of Common Stock beneficially owned by ABPIII, the 103,991 shares of Common Stock beneficially owned by ABPIIIKG, and the 38,160 shares of Common Stock beneficially owned by AEBPIII.

CUSIP No. 58606R403	13G	Page 12 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Garrett Gruener
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	276,315 (l)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	276,315 (l)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 276,315 (l) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.38% (b) EXIT FILING
(12) Type Of Reporting Person IN

(l) Gruener shares voting and dispositive control over the 90,956 shares of warrant to purchase Common Stock beneficially owned by ACPII, the 1,149 shares of warrant to purchase Common Stock beneficially owned by AEPII, and the 184,210 shares of warrant to purchase Common Stock beneficially owned by ACPIINP.

CUSIP No. 58606R403	13G	Page 13 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Daniel Janney
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	275,166 (m)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	275,166 (m)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 275,166 (m) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.38% (b) EXIT FILING
(12) Type Of Reporting Person IN

(m) Janney shares voting and dispositive control over the 90,956 shares of warrant to purchase Common Stock beneficially owned by ACPII and the 184,210 shares of warrant to purchase Common Stock beneficially owned by ACPIINP.

CUSIP No. 58606R403	13G	Page 14 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Alix Marduel
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	1,966,895 (n)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	1,966,895 (n)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,966,895 (n) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.70% (b) EXIT FILING
(12) Type Of Reporting Person IN

(n) Marduel shares voting and dispositive control over the 90,956 shares of warrant to purchase Common Stock beneficially owned by ACPII, the 1,149 shares of warrant to purchase Common Stock beneficially owned by AEPII, the 184,210 shares of warrant to purchase Common Stock beneficially owned by ACPIINP, the 1,548,429 shares of Common Stock beneficially owned by ABPIII, the 103,991 shares of Common Stock beneficially owned by ABPIIIKG, and the 38,160 shares of Common Stock beneficially owned by AEBPIII.

CUSIP No. 58606R403	13G	Page 15 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Guy Nohra
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	276,315 (o)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	276,315 (o)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 276,315 (o) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 0.38% (b) EXIT FILING
(12) Type Of Reporting Person IN

(o) Nohra shares voting and dispositive control over the 90,956 shares of warrant to purchase Common Stock beneficially owned by ACPII, the 1,149 shares of warrant to purchase Common Stock beneficially owned by AEPII, and the 184,210 shares of warrant to purchase Common Stock beneficially owned by ACPIINP.

CUSIP No. 58606R403	13G	Page 16 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Farah Champsi
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	1,690,580 (p)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	1,690,580 (p)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,690,580 (p) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.33% (b) EXIT FILING
(12) Type Of Reporting Person IN

(p) Champsi shares voting and dispositive control over the 1,548,429 shares of Common Stock beneficially owned by ABPIII, the 103,991 shares of Common Stock beneficially owned by ABPIIIKG, and the 38,160 shares of Common Stock beneficially owned by AEBPIII.

CUSIP No. 58606R403	13G	Page 17 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Edward Hurwitz
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	1,690,580 (q)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	1,690,580 (q)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,690,580 (q) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.33% (b) EXIT FILING
(12) Type Of Reporting Person IN

(q) Hurwitz shares voting and dispositive control over the 1,548,429 shares of Common Stock beneficially owned by ABPIII, the 103,991 shares of Common Stock beneficially owned by ABPIIIKG, and the 38,160 shares of Common Stock beneficially owned by AEBPIII.

CUSIP No. 58606R403	13G	Page 18 of 27 pages

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Edward Penhoet
(2) Check The Appropriate Box If A Member Of A Group		(a) [ ]
(b) [X]

(3) SEC Use Only
(4) Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power	-0-

	(6) Shared Voting Power	1,690,580 (r)

	(7) Sole Dispositive Power	-0-
	(8) Shared Dispositive Power	1,690,580 (r)
(9) Aggregate Amount Beneficially Owned By Each Reporting Person 1,690,580 (r) EXIT FILING
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares*
(11) Percent Of Class Represented By Amount In Row (9) 2.33% (b) EXIT FILING
(12) Type Of Reporting Person IN

(r) Penhoet shares voting and dispositive control over the 1,548,429 shares of Common Stock beneficially owned by ABPIII, the 103,991 shares of Common Stock beneficially owned by ABPIIIKG, and the 38,160 shares of Common Stock beneficially owned by AEBPIII.

CUSIP No. 58606R403	13G	Page 19 of 27 pages

Item 1.

(a)

Name of Issuer: Memory Pharmaceuticals, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

100 Philips Parkway

Montvale, NJ 07645

Item 2.

(a)

Name of Person Filing:

Alta California Partners II, L.P. (“ACPII”)

Alta California Partners II, L.P. – New Pool (“ACPII-NP”)

Alta California Management Partners II, LLC (“ACMPII”)

Alta California Management Partners II, LLC – New Pool  (“ACMPII-NP”)

Alta Embarcadero Partners II, LLC (“AEPII”)

Alta BioPharma Partners III, L.P. (ABPIII”)

Alta BioPharma Management III, LLC (“ABMIII”)

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”)

Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”)

Jean Deleage (“JD”)

Garrett Gruener (“GG”)

Daniel Janney (“DJ”)

Alix Marduel (“AM”)

Guy Nohra (“GN”)

Farah Champsi (“FC”)

Edward Hurwitz (“EH”)

Edward Penhoet (“EP”)

 (b)

Address of Principal Business Office:

One Embarcadero Center, Suite 3700

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:	ACPII	Delaware
	ACPII-NP	Delaware
	ACMPII	Delaware
	ACMPII-NP	Delaware
	AEPII	California
	ABPIII	Delaware
	ABMIII	Delaware
	ABPIIIKG	Germany
	AEBPIII	California

Individuals:	JD	United States
	GG	United States
	DJ	United States
	AM	United States
	GN	United States
	FC	United States
	EH	Untied States
	EP	United States

CUSIP No. 58606R403	13G	Page 20 of 27 pages

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:  58606R403

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		ACPII	ACPII-NP	ACMPII	ACMPII-NP	AEPII
(a)	Beneficial Ownership	90,956	184,210	90,956	184,210	1,149
(b)	Percentage of Class	0.12%	0.25%	0.12%	0.25%	0.00%
(c)	Sole Voting Power	90,956	184,210	-0-	-0-	1,149
	Shared Voting Power	-0-	-0-	90,956	184,210	-0-
	Sole Dispositive Power	90,956	184,210	-0-	-0-	1,149
	Shared Dispositive Power	-0-	-0-	90,956	184,210	-0-
		ABPIII	ABMIII	ABPIIIKG	AEBPIII
(a)	Beneficial Ownership	1,548,429	1,652,420	103,991	38,160
(b)	Percentage of Class	2.12%	2.27%	0.14%	0.05%
(c)	Sole Voting Power	1,548,429	-0-	103,991	38,160
	Shared Voting Power	-0-	1,652,420	-0-	-0-
	Sole Dispositive Power	1,548,429	-0-	103,991	38,160
	Shared Dispositive Power	-0-	1,652,420	-0-	-0-

CUSIP No. 58606R403	13G	Page 21 of 27 pages

		JD	AM	GG	GN	DJ	FC	EH	EP
(a)	Beneficial Ownership	1,966,895	1,966,895	276,315	276,315	275,166	1,690,580	1,690,580	1,690,580
(b)	Percentage of Class	2.7%	2.7%	0.38%	0.38%	0.38%	2.33%	2.33%	2.33%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	1,966,895	1,966,895	276,315	276,315	1,565,558	1,690,580	1,690,580	1,690,580
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	1,966,895	1,966,895	276,315	276,315	1,565,558	1,690,580	1,690,580	1,690,580

Item 5.

Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

Not applicable.

EXHIBITS

A:

Joint Filing Statement

CUSIP No. 58606R403	13G	Page 22 of 27 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

February 12, 2007

Alta California Partners II, L.P.

Alta Embarcadero Partners II, LLC

By:  Alta California Management Partners II, LLC,

Its General Partner

By:        /s/ Guy Nohra

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Member

Alta California Management Partners II, LLC

Alta California Partners II, L.P. – New Pool

By:  Alta California Management Partners II,

LLC New Pool, Its General Partner

By:        /s/ Guy Nohra

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Managing Director

Alta California Management partners II, LLC –New Pool

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

             /s/ Jean Deleage

             /s/ Guy Nohra

Jean Deleage

Guy Nohra

             /s/ Garrett Gruener

             /s/ Alix Marduel

Garrett Gruener

Alix Marduel

             /s/ Daniel Janney

Daniel Janney

CUSIP No. 58606R403	13G	Page 23 of 27 pages

Alta BioPharma Partners III, L.P.

Alta Embarcadero BioPharma Partners III, LLC

By:  Alta BioPharma Management III, LLC

By:        /s/ Farah Champsi

By:        /s/ Farah Champsi

Farah Champsi, Director

Farah Champsi,  Manager

Alta BioPharma Management III, LLC

By:        /s/ Farah Champsi

Farah Champsi, Director

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG

By:  Alta BioPharma Management III, LLC

By:       /s/ Jean Deleage

Jean Deleage, Director

             /s/ Jean Deleage

             /s/ Alix Marduel

Jean Deleage

Alix Marduel

             /s/ Farah Champsi

             /s/ Edward Penhoet

Farah Champsi

Edward Penhoet

             /s/ Edward Hurwitz

Edward Hurwitz

CUSIP No. 58606R403	13G	Page 24 of 27 pages

Exhibit A

Agreement of Joint Filing

Date:

February 12, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Alta California Partners II, L.P.

Alta Embarcadero Partners II, LLC

By:  Alta California Management Partners II, LLC,

Its General Partner

By:        /s/ Guy Nohra

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Member

Alta California Management Partners II, LLC

Alta California Partners II, L.P. – New Pool

By:  Alta California Management Partners II,

LLC New Pool, Its General Partner

By:        /s/ Guy Nohra

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Managing Director

Alta California Management partners II, LLC –New Pool

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

             /s/ Jean Deleage

             /s/ Guy Nohra

Jean Deleage

Guy Nohra

             /s/ Garrett Gruener

             /s/ Alix Marduel

Garrett Gruener

Alix Marduel

             /s/ Daniel Janney

Daniel Janney

CUSIP No. 58606R403	13G	Page 25 of 27 pages

Alta BioPharma Partners III, L.P.

Alta BioPharma Management III, LLC

By: Alta BioPharma Management III, LLC

By:        /s/ Alix Marduel

By:        /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

Alta Embarcadero BioPharma Partners III, LLC

Alta BioPharma Partners III GmbH &Co.

Beteiligungs KG

By: Alta BioPharma Management III, LLC

By:        /s/ Alix Marduel

            /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

             /s/ Jean Deleage

            /s/ Farah Champsi

Jean Deleage

Farah Champsi

            /s/ Alix Marduel

            /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

             /s/ Edward Penhoet

Edward Penhoet

CUSIP No. 58606R403	13G	Page 26 of 27 pages

Attachment A

Alta California Partners II, L.P. beneficially owns 90,956 shares of warrant to purchase Common Stock and exercises sole voting and dispositive control over such shares, except to the extent set forth below.

Alta Embarcadero Partners II, LLC beneficially owns 1,149 shares of warrant to purchase Common Stock and exercises sole voting and dispositive control over such shares, except to the extent set forth below.

Alta California Partners II, L.P. – New Pool beneficially owns 184,210 shares of warrant to purchase Common Stock and exercises sole voting and dispositive control over such shares, except to the extent set forth below.

Alta BioPharma Partners III, L.P. beneficially owns 1,548,429 shares of Common Stock and exercises sole voting and dispositive control over such shares, except to the extent set forth below.

Alta Embarcadero BioPharma Partners III, LLC beneficially owns 38,160 shares Common Stock and exercises sole voting and dispositive control over such shares, except to the extent set forth below.

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG beneficially owns 103,991 shares of Common Stock and exercises sole voting and dispositive control over such shares, except to the extent set forth below.

Alta California Management Partners II, LLC is the general partner of Alta California Partners II, L.P. and may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Alta California Management Partners II, LLC disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.

Alta California Management Partners II, LLC – New Pool is the general partner of Alta California Partners II, L.P. – New Pool and may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Alta California Management Partners II, LLC – New Pool disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.

Alta BioPharma Management Partners III, LLC is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Alta BioPharma Management Partners III, LLC disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.

Mr. Jean Deleage is a managing director of Alta California Management Partners II, LLC, a managing director of Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Deleage disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.  Mr. Deleage is also a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  He may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Mr. Deleage disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Mr. Garrett Gruener is a managing director of Alta California Management Partners II, LLC, a managing director of Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Gruener disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

CUSIP No. 58606R403	13G	Page 27 of 27 pages

Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC, a managing director of Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Nohra disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein

Mr. Daniel Janney is a managing member of Alta California Management Partners II, LLC and Alta California Management Partners II, LLC – New Pool. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Janney disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Dr. Alix Marduel is a managing director of Alta California Management Partners II, LLC and Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. She may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Dr. Marduel disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.  Dr. Marduel is also a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  She may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Dr. Marduel disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.

Ms. Farah Champsi a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  She may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Ms. Champsi disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.

Mr. Edward Hurwitz a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  He may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Mr. Edward Hurwitz disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Mr. Edward Penhoet a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  He may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Mr. Edward Penhoet disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.